Exhibit 10.20

January 6, 2026

Mark A. Wilson, JD

1613 Ray Drive

Burlingame, CA 94010

Re: Offer of Employment by Septerna, Inc.

Dear Mark:

On behalf of Septerna, Inc. (the “Company”), I am pleased to confirm our offer to employ you as our Chief Legal Officer. The initial terms and conditions of your employment, should you accept this offer, are set forth below in this letter agreement (the “Agreement”):

1.
Position. As Chief Legal Officer of the Company, you will report to Jeff Finer, Chief Executive Officer. This is a full-time, exempt employment position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), except as expressly authorized in writing by the Company’s Chief Executive Officer (the “CEO”). Notwithstanding the foregoing, you may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company.

2. Start Date. Your employment with the Company will begin on January 5, 2026, unless another date is agreed to by you and the Company. The actual first day of your employment with the Company shall be referred to herein as the “Start Date.”

3. Compensation and Related Matters.

(a)
Base Salary. The Company will pay you an initial base salary at the rate of $450,000.00 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and adjustments at the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

(b)
Annual Bonus. You will initially be eligible to receive an annual performance bonus of up to 40% of your Base Salary. The target annual bonus in effect at any given time is referred to herein as “Target Bonus.” The actual bonus amount is discretionary. To earn an annual performance bonus, you must be employed by the Company as of the payment date of such bonus. Any annual performance bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates. Employees who commence employment with the Company on or after November 1 will not be eligible to receive a prorated annual bonus, annual merit increase, or annual equity award for that calendar year. You will be eligible for the Company’s annual compensation review cycle for your subsequent calendar year of service subject to the terms and conditions of the Company’s compensation plans, policies, and practices (as such may be amended from time to time).

(c)
Benefits/Flexible Time Off. You will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you as and when such benefit(s) become available. You will be entitled to flexible time off consistent with the terms of the Company’s paid time off policy, as in effect from time to time. The Company reserves the right to modify, amend or cancel any of its benefits plans or programs at any time.
(d) Expenses. The Company will promptly reimburse you for all reasonable expenses incurred by you in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executives. The Company will reimburse you for professional license annual maintenance fee costs actually incurred by you upon presentation of reasonable documentation for such costs.
4. Equity Grant. Subject to approval by the Company’s board of directors (the “Board”) or compensation committee thereof (the “Compensation Committee”), you will be granted an option to purchase 165,000 shares of the Company’s common stock (the “Stock Option Grant”). The per share exercise price for the Stock Option Grant will be equal to the closing market price on the Nasdaq Global Market of one share of the Company’s common stock on the date of grant (i.e., the fifth trading day of the month following the later of (i) the Start Date or (ii) the date on which such grant is approved by the Board or the Compensation Committee. The Stock Option Grant will be governed by the terms and conditions of the Company’s 2024 Stock Option and Incentive Plan, as amended from time to time, along with the applicable stock option agreement for the Stock Option Grant (collectively, the “Equity Documents”). You will be required to execute/accept the Equity Documents as a condition for receiving the Stock Option Grant. The Stock Option Grant will vest according to the following schedule: 25% of the underlying shares will vest on the first anniversary of your Start Date, with an additional 2.08334% of the underlying shares vesting monthly over the subsequent thirty-six months, subject in each case to your continued employment with the Company on each applicable vesting date, resulting in full vesting of the Stock Option Grant on the fourth anniversary of your Start Date.
5. Location. Your primary work location will be at the Company’s office which is currently in South San Francisco, California, provided that you may be required to travel for business from time to time, consistent with the Company’s business needs.
6. Indemnification. You will be entitled to enter into the Form of Employee Director/Officer Indemnification Agreement with the Company in substantially the form set forth on Exhibit 10.5 to Amendment No. 1 to the Form S-1 Registration Statement filed by the Company on October 21, 2024.

7. Termination Benefits. You will be eligible to participate in the Company’s Executive
Severance Plan, as amended from time to time (the “Executive Severance Plan”) as a “Tier 2
Executive” (as defined in the Executive Severance Plan). Your participation in the Executive
Severance Plan is contingent upon your execution and delivery to the Company of a participation agreement thereunder. All matters relating to the termination of your employment with theCompany, including eligibility for any severance payments in connection with such termination of employment, shall be governed by the terms and conditions set forth in the Executive Severance Plan.
8. At-Will Employment; Date of Termination. At all times your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason, subject to the terms of this Agreement. Although your job duties, title, reporting structure, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO. Your last day of employment for any reason is referred to herein as the “Date of Termination.” In the event that you elect to end your employment, the Company requires you to provide at least 30 days’ advance written notice to the Company. Notwithstanding the foregoing, the Company may unilaterally accelerate the Date of Termination, and such acceleration shall not result in a termination by the Company for purposes of this Agreement or the Executive Severance Plan.

To the extent applicable, you shall be deemed to have resigned from all officer and board member positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
9. Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary through the Date of Termination, and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

10. Continuing Obligations.

(a) Restrictive Covenants Agreement. As a condition of your employment, you are required to enter into the Employee Confidentiality, Assignment, and Nonsolicitation Agreement enclosed with this Agreement (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 10 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”
(b) Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information, other than confidentiality restrictions (if any) or your engagement in any business. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 10(c).

(d) Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from your breach of any of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

11. Section 409A

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after your separation from service, or (ii) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12. Withholding; Tax Effect. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

13. Interpretation and Enforcement. This Agreement, collectively with the Restrictive Covenants Agreement, the Executive Severance Plan and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. Except as expressly otherwise provided in the Executive Severance Plan, the Equity Documents or the Restrictive Covenants Agreement, the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

14. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further, that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments, benefits or vesting pursuant to the

Executive Severance Plan solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

15. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company (other than yourself).

16. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Conditions. This offer is contingent on the completion of successful reference and background checks, and proof of full COVID vaccination including all eligible booster / annual vaccinations, and if the Company makes future vaccinations mandatory at its discretion, your continued employment may be contingent upon keeping up with vaccinations that you are eligible for. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

18. Other Terms. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

[Signature page follows.]

To accept this offer of employment, please sign and return this letter of agreement and the Restrictive Covenants Agreement by January 6, 2026. We look forward to your joining the Company.

Very truly yours,

/s/ Samira Shaikhly

By: _________________________

Name: Samira Shaikhly

Title: Chief People Officer

Enclosure (Employee Confidentiality, Assignment and Nonsolicitation Agreement)

I have read and accept this employment offer.

/s/ Mark Wilson

_______________________________

Mark Wilson

Date: 1/6/2026